Exhibit 10.14
Compensatory Arrangements for Named Executive Officers
The Bank is an “at will” employer and does not provide written employment agreements to any of its employees. However, employees, including Named Executive Officers (or “NEOs”), receive: (a) cash compensation (i.e., base salary, and, for exempt employees, “variable” or “at risk” short-term incentive compensation); (b) retirement-related benefits (e.g., the Qualified Defined Benefit Plan; the Qualified Defined Contribution Plan; and the Nonqualified Defined Benefit Portion of the Benefit Equalization Plan (“DB BEP”)) and (c) health and welfare programs and other benefits. Other benefits, which are available to all regular employees, include medical, dental, vision care, life, business travel accident, and short and long term disability insurance, flexible spending accounts, an employee assistance program, educational development assistance, voluntary life insurance, long term care insurance, fitness club reimbursement and severance pay.
An additional benefit offered to all officers, age 40 or greater, or who are at Vice President rank or above, is a physical examination every 18 months.
The annual base salaries for the Named Executive Officers are as follows (whole dollars):

	2010	2011
	(1)	(2)

Alfred A. DelliBovi	$678,721	$709,263
Patrick A. Morgan	330,324	341,885
Peter S. Leung	438,109	453,443
Paul B. Héroux	311,514	322,417
Kevin M. Neylan	321,280	332,525
More information about compensation arrangements can be found in Item 11 of the Annual Report on Form 10-K
The 2011 increases in the base salaries of the NEOs from 2010 were based on their 2010 performance.

[1]	Figures represent salaries approved by the Bank’s Board of Directors for the year 2010

[2]	Figures represent salaries approved by the Bank’s Board of Directors for the year 2011